                                                                Exhibit 10.29(b)



May 12, 1995


Mr. Patrick J. O'Leary
Chief Financial Officer
Carlisle Plastics, Inc.
1314 North Third Street
Phoenix, Arizona  85004-1751

Dear Patrick:

Phoenixcor, Inc. is pleased to submit the following Lease Proposal for your consideration and acceptance. This conditional proposal is subject to formal credit approval, documentation and satisfaction of all other specified provisions in form and substance acceptable to the Lessor, or its assigns.

LESSOR:             Phoenixcor, Inc., or its assigns

LESSEE:             Carlisle Plastics, Inc.

GUARANTORS:         None

EQUIPMENT:          Various molds, tools and auxiliary equipment with an
                    approximate combined cost of $1,500,000.00

EQUIPMENT COST:     $1,500,000.00

LOCATION:           Various, to be determined

LEASE TERM:         60 Months

ADVANCE RENTALS:    The Lessee will make their first payment in advance to the
                    Lessor. Such advance rental will be due upon acceptance of the equipment.

MONTHLY RENTAL:     $27,207.00
                    Rental payments will float during the term of the Lease based on a spread of 325 basis points over the average of 30 day LIBOR. On a monthly basis, Phoenixcor will determine the one (1) month average of LIBOR as published by the Telerate Access Service Index. At the time of this proposal the one (1) month average of LIBOR was 6.062%.

AMORTIZATION RATE:  9.31%  (assuming a 20% Purchase Option is exercised)
                    On an annual basis, Phoenixcor will determine the appropriate monthly interest rate and bill the Lessor for additional interest charges or in the event that the interest rate was lower than the amortization rate, Phoenixcor will reduce the Lessee's principal balance by such amount.

END OF LEASE OPTIONS: At Lease expiration, the Lessee shall have the option to purchase all the Equipment but not less than all, for its then Fair Market Value not to be less than 20% of the Financed Amount or renew the Lease for an additional 12 months at a rental of $25,000.00 plus interest at the then 30 day LIBOR Rate plus 325 basis points.

OTHER CONDITIONS: Lessor to mirror financial covenants between Carlisle Plastics, Inc. and General Electric Capital Corporation. Lessor agrees to amend or waive covenants if and to the extent that General Electric Capital Corporation amends or waives covenants.

INSURANCE: During the term of the Lease, the Lessee, at its own expense will provide liability and all risk physical damage insurance including loss by burglary, theft and malicious mischief, for full replacement value of the equipment, naming Phoenixcor as Loss Payee and Additional Insured.

DEPOSIT:       Upon acceptance of this proposal, Lessee shall pay Phoenixcor a non-interest bearing Deposit in the amount of $15,000.00. This Deposit in will be returned to Lessee (i) in the event Phoenixcor does not approve this transaction, or (ii) upon the Lease closing, which includes receipt of all properly executed documentation, net of the documentation fee; or (iii) in the event that Phoenixcor and Lessee fail to agree upon the structure and documentation of this transaction; or (iv) upon Phoenixcor's termination of this transaction because of a materially adverse change in Lessee's financial condition. If this transaction is not fully closed by the Purchase Cut-Off date for any other reason, then Phoenixcor shall retain the Deposit as liquidated damages.

MATERIAL CHANGES: In the event that the actual equipment differs in any material respect from the preliminary list or Phoenixcor's reasonable assumptions with respect thereto, or in the event that there shall be a materially adverse change in Lessee's financial condition prior to funding, Phoenixcor shall have the right and the option to terminate its obligations hereunder without incurring any liability to Lessee.

PROGRESS PAYMENTS: Lessor agrees to make progress payments to the vendors on the Lessee's behalf based upon the payment terms as outlined in the vendor's Purchase Agreement. The rate for any interim funding will be the current Prime rate published in the eastern edition of the Wall Street Journal plus 1.50%. The interest accrued on interim funding will be repayable monthly in arrears.

EXPENSES: Phoenixcor contemplates using standard documentation and intends to use in-house counsel. Lessee will pay Phoenixcor a $1,500.00 non-refundable documentation fee to cover administrative expenses in processing this transaction.

PURCHASE CUT-OFF DATE: Phoenixcor's obligation to fund under any commitment which may arise if approved, terminates on May 12, 1996 with regard to any Equipment not delivered to and payment not authorized by Lessee.

PROPOSAL EXPIRATION: This proposal expires on May 19, 1995 if not accepted by Lessee.

You may indicate your acceptance of this proposal by executing this letter and returning it with the required proposal fee equal to $15,000.00 and the required financial information.

Lessee acknowledges that this Letter contains the entire Lease proposal (superseding all previous representations and agreements, either oral or written) and that there are no promises, agreements or understandings outside of this letter. Lessee further acknowledges that this proposal is not to be construed as a commitment by Phoenixcor and that any commitment is subject to Phoenixcor's review and written approval.

We appreciate the opportunity to submit this proposal, if you have any questions or require further information, please feel free to contact us.

Very truly yours,

/s/ Samuel H. Smith III
----------------------------
Samuel H. Smith III
Senior Vice President
Division Manager

The above transaction is Accepted and Agreed to:

By:    /s/ Patrick J. O'Leary
       ----------------------------
       Patrick J. O'Leary
Title: Chief Financial Officer
Date:  5/19/95